UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 1, 2019

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Summary

On March 1, 2019, a subsidiary of Tesla, Inc. (“Tesla”) entered into an agreement with a syndicate of lenders in China for an unsecured 12-month term facility of up to RMB 3.5 billion, to be used in connection with our Gigafactory Shanghai.

On March 6, 2019, Tesla amended and restated its ABL Credit Agreement to increase the total lender commitments by $500.0 million to $2.425 billion, permit Tesla to obtain up to $200.0 million in additional commitments, and extend the term of the vast majority of the total commitments to 2023.

Tesla Shanghai Syndication Loan Agreement

On March 1, 2019, Tesla (Shanghai) Co., Ltd. (“Tesla Shanghai”) entered into a Syndication Loan Agreement (the “China Loan Agreement”) with China Construction Bank Corporation (Shanghai Pudong Branch), Agricultural Bank of China Limited (Shanghai Changning Sub-branch), Industrial and Commercial Bank of China Limited (Shanghai Lingang Sub-branch) and Shanghai Pudong Development Bank Co., Ltd. (Shanghai Branch), as lenders, pursuant to which Tesla Shanghai may draw funds from time to time on an unsecured term facility of up to a total of RMB 3.5 billion (or the equivalent amount drawn in U.S. dollars). The proceeds of such loans may be used only for expenditures related to the construction of and production at our Gigafactory Shanghai.  The China Loan Agreement will terminate and all outstanding loans will mature on March 4, 2020, and the loan facility is non-recourse to Tesla or its assets.

Outstanding borrowings pursuant to the China Loan Agreement accrue interest at a rate equal to: (i) for RMB-denominated loans, 90% of the one-year rate published by the People’s Bank of China, and (ii) for U.S. dollar-denominated loans, the sum of one-year LIBOR plus 1.0%. Tesla Shanghai is subject to certain covenants, including a restriction on liens and other security interests on assets acquired and/or constructed using borrowings under the China Loan Agreement, other than specified exceptions, as well as certain customary covenants and events of default. As of March 7, 2019, RMB 31.1 million in loans were outstanding pursuant to the China Loan Agreement.

Amendment and Restatement of ABL Credit Agreement

On March 6, 2019, Tesla, Inc. (“Tesla”) and its subsidiary Tesla Motors Netherlands B.V. (together with Tesla, the “Borrowers”), entered into the Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders and other agents party thereto, pursuant to which the ABL Credit Agreement dated as of June 10, 2015 (as amended and restated, the “ABL Credit Agreement”) was amended and restated in its entirety. Among other things, the Amendment and Restatement Agreement amended the ABL Credit Agreement to increase the revolving commitments by $500.0 million to a total of $2.425 billion, to extend the maturity date from June 10, 2020 to July 1, 2023 as to approximately $2.228 billion of the total revolving commitments, to increase the letter of credit subfacility from $200.0 million to $400.0 million, and to amend certain covenants and baskets. As amended, the ABL Credit Agreement also permits the Borrowers, subject to the terms and conditions set forth therein, to obtain up to $200.0 million of additional revolving commitments and an extension of the remaining commitments maturing on June 10, 2020 to July 1, 2023.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Jonathan A. Chang
Jonathan A. Chang General Counsel

Date: March 7, 2019